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SEMCO ENERGY, INC.

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The following material was distributed to employees and placed on the intranet site of SEMCO Energy, Inc. following the public announcement of the entry into an Agreement and Plan of Share Exchange by and among SEMCO Energy, Inc., Cap Rock Holding Corporation and SEMCO Holding Corporation, a direct wholly-owned subsidiary of Cap Rock Holding Corporation:

February 23, 2007

SEMCO ENERGY BEING ACQUIRED BY CAP ROCK HOLDING CORPORATION

SEMCO ENERGY, Inc. today (February 23) announced that it has entered into a definitive agreement under which Cap Rock Holding Corporation will acquire all of the outstanding Common Stock and 5% Series B Preferred Stock of SEMCO. Under the terms of the agreement, SEMCO’s shareholders will receive $8.15 in cash for each share of Common Stock they hold, representing a premium of approximately 37 percent over SEMCO’s average closing share price during the five trading days ended February 22, 2007. The holders of the Series B Preferred Stock will receive $213.07 per share plus a “make-whole” premium calculated at closing. The transaction is valued at approximately $867 million, including the assumption of approximately $515 million of debt.
Cap Rock is a utility holding company with electric utility transmission and distribution assets serving 28 counties in the state of Texas. Cap Rock owns no generation facilities and instead purchases power wholesale through long-term power supply contracts.
“After careful analysis, the Finance Committee and the Board of Directors have determined that this transaction is the right strategic decision for SEMCO and is in the best interests of our shareholders,” said Don Thomason, SEMCO ENERGY Board Chairman. “The price to be paid by Cap Rock in the proposed transaction provides shareholders with a significant premium for their shares over the current market price. This transaction also will give SEMCO a financially strong owner with experience in the regulated utility industry. This combination of access to additional capital and familiarity with what utility regulators and customers expect should help ensure that customers will continue to enjoy dependable natural gas distribution service in our Michigan and Alaska service territories.”
SEMCO ENERGY President and CEO George Schreiber said, “I am very pleased that Cap Rock has committed in the agreement to honor all existing collective bargaining agreements and to maintain current compensation and benefits levels for employees, for at least two years after the transaction closes. SEMCO’s headquarters will remain in Port Huron and we expect current management to remain in place.”
Russell Triedman, Chairman of Cap Rock said, “I believe that together, Cap Rock and SEMCO will be a stronger, more financially stable utility that can better serve its customers. The transaction will significantly improve SEMCO’s debt to equity ratio and will help ensure that SEMCO’s customers continue to receive the high standard of safety and service for which SEMCO is known.”
The transaction is subject to approval by holders of SEMCO’s Common Stock, as well as other customary closing conditions, including the receipt of applicable regulatory approvals.
Under the terms of the agreement, SEMCO may solicit alternative proposals from third parties for a period of 35 days from the execution of the agreement and intends to consider any such proposals with the assistance of its advisors during this “go-shop” period. If SEMCO accepts a superior proposal, a break-up fee and other expenses would be payable to Cap Rock.
The complete press release relating to the announcement is available on the Company web site: www.semcoenergy.com.

SUBMIT QUESTIONS: Below is a series of employee-directed questions and answers distributed today during initial employee meetings in Port Huron and Anchorage addressing the proposed acquisition of SEMCO ENERGY by Cap Rock Holding Corporation.
The document also addresses questions related to SEMCO ENERGY shareholders, legislators in Michigan and Alaska and the general community. The document cannot address all questions SEMCO ENERGY employees may have regarding the announcement, however. Therefore, employees are encouraged to submit questions to be addressed by Company leadership.

Federal regulations strictly control what information may be released during a pending transaction, so not all questions can be answered, but all will be reviewed.
Submit questions to Roberta Floyd (Third Street) in Corporate Communications by inter-office mail (HQ-1) or via e-mail; roberta.floyd@semcoenergy.com. Responses will be printed periodically in Natural News and by Communications Specials.
EMPLOYEE Q&A LIST:
Q.	Why is Cap Rock buying SEMCO?
A.	SEMCO is an operationally solid company with strong management. Cap Rock apparently sees the value and growth potential in SEMCO.
Q.	What can employees expect in the interim period before closing?
A.
Employees can expect that, from a daily operational perspective, things will remain much the same. There are some requirements in the agreement with Cap Rock obligating us to consult with Cap Rock about some activities and obtain Cap Rock’s consent for others. Be on the lookout for instructions about how to comply with those commitments, though that will likely be a task only for people in certain management positions. More generally, we are at the very beginning of this process, and SEMCO will attempt to keep employees informed as developments unfold.

Q.	What will happen, in terms of compensation and benefits, after the transaction closes?
A.
For a period of at least 2 years after closing, Cap Rock has agreed to provide compensation and benefit levels that are substantially comparable in the aggregate to current compensation and benefits. Some changes will be necessary, such as adjusting the stock-based components of compensation, to take into account that SEMCO’s Common Stock will no longer be publicly traded.

Q.	Will collective bargaining agreements be honored?
A.
Yes. The agreement for the proposed transaction contains a commitment to honor all collective bargaining agreements. The agreement also acknowledges that SEMCO has a legal bargaining duty with the collective bargaining representatives of employees that must be satisfied as those contracts come up for renegotiation and otherwise.

Q.	What will happen to employees’ pensions? Will the matching for their 401(k) remain the same?
A.
Cap Rock has agreed to maintain current benefits and compensation levels for at least two years after the transaction closes. As you may be aware, the current 401K matching contribution provided by SEMCO is primarily made in Common Stock, which employees can elect to keep or transfer immediately. Once the transaction closes, SEMCO’s Common Stock will no longer be publicly traded, and, to keep the level of compensation and benefits the same, in the aggregate, the 401(k) matching contribution will likely be cash instead. All of these details will be worked out as the parties proceed towards closing, and employees will be kept informed about what is happening.
Any agreement-related compensation and benefit changes for union-represented employees will be taken up with the collective bargaining representatives of employees, as required by law.

Q.	Will there be changes in SEMCO management? Will the employees maintain the same supervisors?
A.
We do not expect any significant managerial or supervisory changes within SEMCO as a result of this transaction. SEMCO will have new owners and will be a subsidiary of a holding company, but, on a day-to-day basis, employees should not see many changes in how things are done as a result of the transaction.

The complete Q&A is available on the Company Intranet: http://semconet.semocenergy.com. Select the News button.

Natural News is published weekly via SEMCONET. Please contact Roberta Floyd (4188) with your comments, corrections or news items.